================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

                              coolsavings.com inc.
                                (Name of Issuer)

                        Common Stock, Without Par Value
                         (Title of Class of Securities)


                                  216485 10 2
                     (CUSIP Number of Class of Securities)

                               December 31, 2000
            (Date of Event Which Requires Filing of This Statement)

================================================================================

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ]  Rule 13d-1(b)

                               [ ]  Rule 13d-1(c)

                               [X]  Rule 13d-1(d)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 2 of 5 Pages

                                 SCHEDULE 13G
CUSIP No. 216485 10 2

1       NAME OF REPORTING PERSON
        S.S. or I.R.S. Identification No. of Above Person

        Steven M. Golden

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                  (b) [ ]
3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
          NUMBER OF                  5  SOLE VOTING POWER         5,095,815
           SHARES
                                     -------------------------------------------

        BENEFICIALLY                 6  SHARED VOTING POWER       0
          OWNED BY
                                     -------------------------------------------
            EACH                     7  SOLE DISPOSITIVE POWER    5,095,815
          REPORTING
                                     -------------------------------------------

           PERSON                    8  SHARED DISPOSITIVE POWER  0
            WITH
                                     -------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        5,095,815

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES                                              [ ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        12.9%

12      TYPE OF REPORTING PERSON

                        IN
--------------------------------------------------------------------------------

                                                               Page 3 of 5 Pages

Item 1.

     (a)  Name of Issuer.
          --------------

          coolsavings.com inc., a Michigan corporation.

     (b)  Address of Issuer's Principal Executive Offices.
          -----------------------------------------------

          360 N. Michigan Avenue, 19th Floor
          Chicago, Illinois 60601

Item 2.

     (a)  Name of Person Filing.
          ---------------------

          Steven M. Golden

     (b)  Address of Principal Business Office or, if none, Residence.
          -----------------------------------------------------------

          360 N. Michigan Avenue, 19th Floor
          Chicago, Illinois 60601

     (c)  Citizenship.
          -----------

          United States

     (d)  Title of Class of Securities.
          ----------------------------

          Common stock, without par value

     (e)  CUSIP Number.
          ------------

          216485 10 2

Item 3.   If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b),
          ------------------------------------------------------------------
          check whether the person filing is a:
          ------------------------------------

          Not applicable.

                                                               Page 4 of 5 Pages

Item 4.  Ownership.
         ----------

         (a)  Amount Beneficially Owned: 5,095,815

         (b)  Percent of Class: 12.9%

         (c)  Number of shares as to which such person has:


              (i)   sole power to vote or to direct the vote:     5,095,815
              (ii)  shared power to vote or to direct the vote:   0
              (iii) sole power to dispose or to direct the disposition of:
                                                                  5,095,815
              (iv)  shared power to dispose or to direct the disposition of:
                                                                  0

Item 5.  Ownership of Five Percent or Less of a Class.
         --------------------------------------------

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ---------------------------------------------------------------

         Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which
         ---------------------------------------------------------
         Acquired the Security Being Reported on By the Parent Holding Company.
         ---------------------------------------------------------------------

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.
         ---------------------------------------------------------

         Not applicable.

Item 9.  Notice of Dissolution of Group.
         ------------------------------

         Not applicable.

Item 10. Certification.
         -------------

         Not applicable.

                                                               Page 5 of 5 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



                                                 /s/ Steven M. Golden
                                           -------------------------------
                                           Steven M. Golden


Dated:  February 12, 2001